Exhibit 10.1

SECOND AMENDMENT
TO THE
BANK OF AMERICA CORPORATION
KEY EMPLOYEE EQUITY PLAN

Instrument of Amendment

THIS INSTRUMENT is executed by BANK OF AMERICA CORPORATION, a Delaware corporation with its principal office and place of business in Charlotte, North Carolina (the “Company”).

Statement of Purpose

The Company sponsors the Bank of America Corporation Key Employee Equity Plan, as amended and restated effective May 6, 2015, as subsequently amended (the “Plan”). The Company has reserved the right in Section 14.1 of the Plan to amend the Plan in whole or in part. By this instrument, the Company is amending the Plan to (i) make available additional shares of the Company’s common stock for awards under the Plan, (ii) extend the term of the Plan from May 5, 2025 to April 23, 2029, (iii) update certain minimum vesting requirements, and (iv) otherwise meet current needs, subject to the terms and conditions herein.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date of stockholder approval:

1.    Clause (iii) of the last sentence of Section 1.1 of the Plan is amended to read as follows:

“. . . (iii) the close of business on April 23, 2029.”

2.    Section 3.4 of the Plan is amended in its entirety to read as follows:
“3.4     Limitation on Vesting for Awards.  Notwithstanding any other provision of the Plan to the contrary including but not limited to this Section 3.4, stock-settled Awards granted under the Plan shall not vest more quickly than ratably annually as of each anniversary over the three (3) year period beginning on the Award grant date, excluding, for this purpose, any (i) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary, (ii) Shares delivered in lieu of fully vested cash incentive compensation under any applicable plan or program of the Company, (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (provided that such vesting period under this clause (iii) may not be less than 50 weeks after grant), and (iv) Awards that becomes vested based on the achievement of performance goals over a period of at least one year; provided, that, the Board may grant stock-settled Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.6); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, workforce reduction, death, disability or a Change in Control, in the terms of the Award or otherwise.”

3.    Section 4.1 of the Plan is amended to read as follows:

“4.1     Number of Shares Available for Grants. Subject to the provisions of this Article 4, the aggregate number of Shares available for grants of Awards under the Plan from and after January 1, 2015 shall not exceed the sum of (A) four hundred fifty million (450,000,000) Shares plus (B) any Shares that were subject to an award as of December 31, 2014 under this Plan, if such award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015 plus (C) effective as of the date of stockholder approval, one hundred fifty million (150,000,000) Shares.”

4.    Section 15.2 of the Plan is amended to read as follows:

“15.2     Share Withholding. The Company may cause any tax withholding obligation described in Section 15.1 to be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the required tax withholding imposed on the transaction (not to exceed maximum statutory rates).  In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (a) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the required tax withholding imposed on the transaction  (not to exceed maximum statutory rates) or (b) tendering previously acquired Shares having an aggregate Fair Market Value equal to the required tax withholding imposed on the transaction (not to exceed maximum statutory rates).  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.”

5.    The first sentence of Section 19.3 of the Plan is amended to read as follows:

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“Notwithstanding any provision of the Plan to the contrary, Shares of Restricted Stock granted to Non-Employee Directors shall not become vested until the first anniversary of the applicable date of grant (or, if earlier, the date of the next annual meeting of the stockholders of the Company) (the “Non-Employee Director Vesting Date”), provided that if the Non-Employee Director Vesting Date occurs less than 50 weeks after the applicable date of grant, it shall count against the 5% exception pool to the minimum vesting requirements set forth in Section 3.4.”

6.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Bank of America Corporation, on behalf of all participating employers in the Plan, has caused this instrument to be duly executed on the 24th day of April, 2019.

BANK OF AMERICA CORPORATION

By: _/s/ Christopher Fabro
Christopher Fabro
Global Compensation & Benefits Executive
Bank of America

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